CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 23, 2004, relating to the financial statements and financial highlights, which appears in the April 30, 2004 Annual Report to Shareholders of AllianceBernstein Institutional Reserves, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.






PricewaterhouseCoopers LLP

New York, New York
August 24, 2004

00250.0072 #508636